Exhibit 10(104)

DEPARTMENT OF THE TREASURY

WASHINGTON, D.C. 20220

December 20, 2010

James J. Duffy

Ally Financial Inc.

Chief Human Resources Officer

1177 Avenue of the Americas

New York, NY 10036

Jeffrey J. Hurd, Esq.

Senior Vice President—
Human Resources and Communications

American International Group, Inc.

180 Maiden Lane

22nd Floor

New York, NY 10038-4925

Ms. Janice Uhlig

Executive Director, Global Compensation and Planning General Motors Company

300 Renaissance Drive

Detroit, MI 48265-3000

Re:                             Supplemental Determination Regarding
Compensation and Structures

Dear Mr. Duffy, Mr. Hurd and Ms. Uhlig:

Pursuant to the Department of the Treasury’s Interim Final Rule on TARP Standards for Compensation and Corporate Governance (the “Rule”), on April 16, 2010, the Special Master issued determination letters to each of Ally, AIG and GM (the “April 2010 Determination Letters”) with respect to compensation structures for certain executive officers and most highly compensated employees (“Covered Employees 26 – 100”). 31 C.F.R. § 30.16(a)(3)(ii).

Annex A to each of the April 2010 Determination Letters includes a paragraph entitled “Employees entering the ‘Top 25’”, which describes certain terms and conditions applicable with respect to 2010 compensation where the relevant company reasonably concludes that a Covered Employee may become one of the “Top 25” employees in 2011. The paragraph does not, however, refer to 2009 compensation with respect to such a Covered Employee. The principles underlying the matters discussed in the specified paragraph apply equally to the comparable elements of 2009 compensation. Accordingly, the Special Master has determined that the second and third sentences of such paragraph will apply, mutatis mutandis, to amounts payable or reasonably estimated to be payable under a 2009 incentive plan except that (1) any reference to “this Annex” refers to any determination of the Special Master that applies to such payment, (2) no stock issued pursuant to the preceding clause may become transferable by the employee earlier than the time the original payment was otherwise scheduled to be paid (other than an amount of stock sufficient to cover an employee’s tax-withholding obligations) and (3) all such payments shall be subject to the relevant provisions regarding clawbacks and hedging.

The approvals in this letter apply only to the Covered Employees referred to above. Such conclusions are limited to the authority vested in the Special Master by Section 30.16(a)(3) of the Rule, and shall not constitute, or be construed to constitute, the judgment of the Office of the Special Master or the Department of the Treasury with respect to the compliance of the proposed compensation payments or structure or any other compensation payments or structure for the subject employees with any other provision of the Rule. Moreover, my evaluations and conclusions with respect to the Covered Employees of any company have relied upon, and are qualified in their entirety by, the accuracy of the materials submitted by such company to the Office of the Special Master, and the absence of any material misstatement or omission in such materials.

Very truly yours,

/s/ Patricia Geoghegan
Patricia Geoghegan
Office of the Special Master for
TARP Executive Compensation

cc:	Drema M. Kalajian, Esq.
Richard Strahota
Mitchell D. Schultz
Marc R. Trevino, Esq.
Jacqueline Aguanno
Mary T. Barra